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Exhibit (d)(2)

                             SUB-ADVISORY AGREEMENT

                        NEUBERGER BERMAN MANAGEMENT INC.
                                605 Third Avenue
                            New York, New York 10158

                                   May 1, 2000


Neuberger Berman, LLC
605 Third Avenue
New York, New York  10158

Ladies and Gentlemen:

We have entered into a Management Agreement with Neuberger Berman Advisers Management Trust ("Trust"), with respect several of its series ("Portfolios"), as set forth in Schedule A hereto, pursuant to which we are to act as investment adviser to such Portfolios. We hereby agree with you as follows:

1. You agree for the duration of this Agreement to furnish us with such investment recommendations and research information, of the same type as that which you from time to time provide to your principals and employees for use in managing client accounts, all as we shall reasonably request. In the absence of willful misfeasance, bad faith or gross negligence in the performance of your duties, or of reckless disregard of your duties and obligations hereunder, you shall not be subject to liability for any act or omission or any loss suffered by any Portfolio or its security holders in connection with the matters to which this Agreement relates.

2. In consideration of your agreements set forth in paragraph 1 above, we agree to pay you on the basis of direct and indirect costs to you of performing such agreements. Indirect costs shall be allocated on a basis mutually satisfactory to you and us.

3. As used in this Agreement, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings given to them by sections 2(a)(4) and 2(a)(42), respectively, of the Investment Company Act of 1940, as amended ("1940 Act").

This Agreement shall terminate automatically in the event of its assignment, or upon termination of the Management Agreement between the Trust and the undersigned.

This Agreement may be terminated at any time, without the payment of any penalty, (a) with respect to any Portfolio by the trustees of the Trust or by vote of a majority of the outstanding voting securities of such Portfolio or by the undersigned on not less than thirty nor more than

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sixty days' written notice addressed to you at your principal place of business;
and (b) by you, without the payment of any penalty, on not less than thirty nor more than sixty days' written notice addressed to the Trust and the undersigned at the Trust's principal place of business.

The term of this Agreement with respect to the Portfolios originally listed in Schedule A began on May 1, 2000 and was subsequently renewed pursuant to approval of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested person of the Trust, Neuberger Berman Management Inc. or Neuberger Berman, LLC, to remain in effect with respect to each Portfolio through June 30, 2001, unless sooner terminated as provided above, and from year to year thereafter only so long as its continuance is approved in the manner required by the 1940 Act, as from time to time amended.

Schedule A to this Agreement may be modified from time to time to reflect the addition or deletion of a Portfolio from the terms of this Agreement. With respect to each Portfolio added by execution of an amendment to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as provided above, this Agreement shall remain in effect to the date two years after such execution and from year to year thereafter only so long as its continuance is approved in the manner required by the 1940 Act, as from time to time amended.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                                Very truly yours,


                                                NEUBERGER BERMAN
                                                  MANAGEMENT INC.


                                                By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

The foregoing agreement is
hereby accepted as of the
date first above written.

NEUBERGER BERMAN, LLC


By:
   -------------------------
Name:
Title:

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                        NEUBERGER BERMAN MANAGEMENT INC.
                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A


         The Portfolios of Neuberger Berman Advisers Management Trust currently subject to this Agreement are as follows:



Liquid Asset Portfolio
Limited Maturity Bond Portfolio
Balanced Portfolio
Partners Portfolio
Growth Portfolio
Mid-Cap Growth Portfolio
Guardian Portfolio
International Portfolio
Socially Responsive Portfolio
Regency Portfolio


DATED:  May 1, 2001


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